Exhibit 15

Crowe Horwath LLP Independent Member Crowe Horwath International

November 7, 2017

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

RE: FILING OF THE SEPTEMBER 30, 2017 FORM 10-Q FOR TRUSTCO BANK CORP NY

Commissioners:

We are aware that our report dated November 7, 2017, on our reviews of the interim financial information of TrustCo Bank Corp NY as of and for the three and nine-month periods ended September 30, 2017 and 2016, included in the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2017, is incorporated by reference in its Registration Statements, Form S-8 (No. 33-60409), Form S-8 (No. 333-78811), Form S-8 (No. 333-115689), Form S-8 (No. 333-115674), Form S-8 (No. 333-175868), Form S-8 (No. 333-175867), Form S-8 (No. 333-206685), Form S-3 (No. 333-217712), and Form S-3 (No. 333-218227).

Yours very truly,

/s/ Crowe Horwath LLP